Exhibit 99.2

- Non-binding English Translation -

(Only the German version is legally binding)

Maruho Deutschland GmbH

Düsseldorf

Announcement pursuant to Section 14 para. 3 sentence 1 no. 2 of the

German Securities Acquisition and Takeover Act

(Wertpapiererwerbs- und Übernahmegesetz - WpÜG)

As of today, the Offer Document regarding the voluntary public acquisition offer (cash offer) in the form of a partial offer of Maruho Deutschland GmbH, with registered office in Düsseldorf and business address in Leverkusen, Germany, to the shareholders of Biofrontera AG, Leverkusen, Germany, for the acquisition of up to a total of 4,322,530 of their registered no-par value shares in Biofrontera AG (ISIN DE0006046113 / WKN 604611) as well as a non-binding English translation of the Offer Document are available on the internet at http://www.pharma-offer.de.

As of today, copies of the Offer Document in German as well as in a non-binding English translation are also available at Hering Schuppener Consulting, Kapitalmarkt- und Transaktionskommunikation, Berliner Allee 44, 40212 Düsseldorf, Germany, for distribution free of charge, which can be requested by telephone at + 49 (0) 211 43079-216 or by telefax to + 49 (0) 211 43079-280 (mail delivery) or via e-mail to angebotsunterlage@heringschuppener.com (e-mail delivery).

Leverkusen, 15 April 2019

Maruho Deutschland GmbH

Important Notices:

This announcement is neither an offer to purchase nor a request to submit an offer to sell shares in Biofrontera AG (“Biofrontera-Shares”). The terms of the partial acquisition offer of Maruho Deutschland GmbH (“Acquisition Offer”), as well as further information regarding the Acquisition Offer, are set out in the Offer Document the publication of which has been approved by the Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht - BaFin).

Investors and holders of Biofrontera-Shares or American Depositary Shares (“ADS”) in Biofrontera AG (“Biofrontera-ADS”) are strongly advised to read the Offer Document, as well as all other documents relating to the Acquisition Offer, as they contain important information. The Acquisition Offer is only for Biofrontera-Shares and holders of Biofrontera-ADS cannot directly tender their Biofrontera-ADS for sale in connection with the Acquisition Offer. Holders of Biofrontera-ADS who wish to accept the Acquisition Offer with regard to the Biofrontera-Shares underlying their Biofrontera-ADS are entitled to do so but must first timely convert their Biofrontera-ADS to Biofrontera-Shares, which can then be tendered for sale within the framework of, in accordance with, and subject to, the terms of the Acquisition Offer set out in the Offer Document.

Investors and holders of Biofrontera-Shares or Biofrontera-ADS may also view a non-binding English translation of the documents, notices and announcements pertaining to the Acquisition Offer on the website of the U.S. Securities and Exchange Commission („SEC“) (http://www.sec.gov) free of charge as soon as they have been furnished to the SEC under cover of Form CB and have become available on the website. Neither the SEC nor any securities commission of any state in the U.S. has (a) approved or disapproved of the Acquisition Offer, (b) passed upon the merits or fairness of the Offer, or (c) passed upon the adequacy or accuracy of the disclosure in this announcement. Any representation to the contrary is a criminal offense in the U.S.

The Acquisition Offer set out in the Offer Document refers to shares of a German company and is made exclusively in accordance with the laws of the Federal Republic of Germany and certain applicable provisions of the securities laws and regulations of the United States of America and the respective applicable exemptions, in particular the so-called “Tier I Exemption”. As a result of the Tier I Exemption, the Acquisition Offer is generally subject to the disclosure and other requirements and procedures of the Federal Republic of Germany that differ from those of the United States. Any contract that is concluded on the basis of the Acquisition Offer will be governed solely by the laws of the Federal Republic of Germany and is to be construed in accordance with these laws.

With the exception of the permission to publish the offer document in Germany and pursuant to German law, no other registrations, approvals or authorizations of the offer document or the Acquisition Offer have been or will be applied for or arranged with securities regulators of other legal systems.

The announcement is available

on the internet at: http://www.pharma-offer.de

on the internet as of: 15.04.2019

Leverkusen, 15 April 2019

Maruho Deutschland GmbH